Exhibit 99.1

NEWS RELEASE

Contact:
Sheila G. Spagnolo
Vice President - Tax & Investor Relations
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP ANNOUNCES GRANT OF INDUCEMENT AWARDS
TO PRESIDENT AND CHIEF EXECUTIVE OFFICER

Berwyn, PA -April 4, 2016 - Triumph Group, Inc. (NYSE: TGI) today announced, in accordance with New York Stock Exchange Rules, that it has granted to Daniel J. Crowley, its President and Chief Executive Officer, on April 1, 2016 two employment inducement awards, consisting of an award of 50,000 shares of time-vesting restricted stock generally vesting in four equal installments on each of the first four anniversaries of January 4, 2016, which is the date on which Mr. Crowley commenced employment with the company, and an award of 39,567 shares of time-vesting restricted stock generally vesting in three equal installments on the fifth, sixth and seventh anniversaries of January 4, 2016. These awards were approved by the company’s compensation and management development committee without shareholder approval as “employment inducement awards” under the New York Stock Exchange rules, and are in addition to certain other equity compensation awards granted to Mr. Crowley on April 1, 2016 pursuant to the company’s shareholder-approved equity incentive plan.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.
More information about Triumph Group can be found on the company’s website at http://www.triumphgroup.com.